Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle LeRoy

Investor Relations

(212) 594-2700

FOR IMMEDIATE RELEASE

Gramercy Capital Corp.  Announces Earnings and

Investment Activity for Third Quarter

Release Highlights

•                  Priced and closed initial public offering of 12,500,000 common shares on July 27, 2004 raising gross proceeds of $187,500,000.

•                  Posted earnings of $11,300 on revenues of $1,473,000 for the quarter ended September 30, 2004, which comprised 9 weeks of operations.  Income from continuing operations for the same period was $286,000.  Adjusted for stock-based compensation expense related to the adoption of SFAS 123, income was  $441,000.

•                  Closed five separate investments totaling $122.3 million during the initial nine weeks of operations.  Committed to three additional investments aggregating $78.9 million scheduled to close during the fourth quarter of 2004.

•                  Concluded three secured credit facilities totaling $325 million with Wachovia Bank.

Summary

Gramercy Capital Corp. (NYSE: GKK) today reported net income for the period from formation through September 30, 2004 of $11,300, or $0.00 per share (basic and fully diluted).  Since the Company’s initial public offering on July 27, 2004, Gramercy Capital Corp. closed five investments totaling $122.3 million, which generated interest earnings of $1.2 million. At September 30, 2004, total assets were $175.4 million, total liabilities were $1.9 million, and stockholders’ equity was $173.5 million.

Marc Holliday, Gramercy Capital Corp.’s Chief Executive Officer, stated: “Our results for the first two months validate our strong efforts to implement our business strategy of originating and acquiring real estate finance investments that generate attractive risk-adjusted returns for our shareholders. Since our successful initial public offering in late July, Gramercy Capital Corp.'s management team evaluated many transactions resulting in our initial five investments. We are pleased with the quality, yields, and pace of our investments, and expect to maintain this pace despite competition among capital providers. We will continue to build-out our business platform and tap our national network of relationships with borrowers and lenders to generate attractive investment opportunities. Although we are encouraged by improving real estate fundamentals in many geographic markets throughout the United States, we continue to carefully monitor capital flows in the commercial real estate industry. Investment activity during our first two months of operation was concentrated in subordinate financings involving office buildings, primarily in New York City and northeastern United States, which reflects our strategic alignment with Gramercy Capital Corp.’s 25% shareholder, SL Green Realty Corp.”

Investment Activity

Gramercy Capital Corp. closed five separate investments in three separate property transactions totaling $122.3 million, including subordinate interests in first mortgage loans and a subordinate commercial mortgage backed security involving a single office property. Investments with variable rates tied to LIBOR were $111.4 million, or 91% of investment activity, and a single investment with a fixed rate was $10.9 million, or 9% of investment activity. The weighted average spread to LIBOR for the floating rate investments was approximately 730 basis points. The effective spread to Treasuries for the fixed rate investment was approximately 1,000 basis points. The weighted average first-dollar and last-dollar loan-to-value ratios for Gramercy Capital Corp.’s new investments were 66.1% and 73.7%, respectively. The weighted average remaining term of Gramercy Capital Corp.’s investments was 2.55 years. Gramercy Capital Corp.’s investments involve commercial properties located in New York City, New Jersey, Illinois, Michigan and California.  Three of Gramercy Capital Corp.’s five investments were sourced directly from borrowers and two were acquired from financial institutions. As of September 30, 2004, Gramercy Capital Corp. had outstanding commitments to fund a $30.9 million fixed rate investment that closed on October 13, 2004, and commitments to provide approximately $48 million of floating rate financing in two separate transactions expected to close during the fourth quarter of 2004.

Operating Results

Interest income from investments was $1.2 million. Other income of $245,000 represented primarily investment income from short-term marketable securities in which Gramercy Capital Corp.’s cash proceeds from its initial public offering were invested until deployed in commercial real estate investments.

Pursuant to the Company’s existing management, outsourcing and servicing agreements, Gramercy Capital Corp. paid fees of  $786,000. The Company incurred interest expense on an interest rate swap contract entered into in connection with a pending borrowing.

Gramercy Capital Corp. expensed $275,000 of organizational costs incurred in connection with its formation and the formation of its affiliates for the quarter ended September 30, 2004.  Gramercy Capital Corp. recognized expense of $142,000 for the period in connection with stock-based compensation grants to certain of its officers and members of its board of directors.

Funding and Liquidity

Gramercy Capital Corp. held cash and cash equivalents of $50.4 million at September 30, 2004, which primarily represents the uninvested portion of the Company’s net proceeds from its initial public offering.  The Company had no debt outstanding, since management elected not to make any borrowings under its credit facilities with Wachovia Bank, N.A. until substantially all of its cash-on-hand is invested in suitable commercial real estate investments. Gramercy Capital Corp. has three credit facilities with Wachovia: (a) a $250 million master repurchase agreement with a three-year term; (b) a $50 million acquisition repurchase facility with a two-year term; and (c) a $25 million revolving credit facility with a two-year term.

Gramercy Capital Corp. intends, whenever possible, to index-match investments and liabilities used to fund investments. Gramercy Capital Corp. is in discussion with several institutional lenders regarding additional intermediate-term credit facilities that will enhance the diversification of its funding and improve its ability to match the indices and duration of its investments and liabilities.

Dividends

Gramercy Capital Corp.’s Board of Directors is expected to establish a dividend policy during the fourth quarter of 2004, pursuant to which a dividend applicable to the fourth quarter of 2004 is expected to be paid early in the first quarter of 2005.  No dividend was declared during, or for, the third quarter of 2004.

Commenting on Gramercy Capital Corp.’s operating results, Bob Foley, the Company’s Chief Financial Officer, remarked: “We’re very pleased with our strong start, the quality of real estate professionals we are attracting to the Gramercy team, and the positive results posted by Gramercy during the first two months of operations. During the fourth quarter, we expect to utilize our existing secured credit facility and to put in place additional credit facilities with other lenders to diversify our funding sources. This will lay the groundwork for arranging longer-term funding in the next calendar year.”

Conference Call

Gramercy Capital Corp. will host a conference call and audio web cast on Tuesday, October 19, 2004 at 2 pm ET to discuss the financial results. The conference call can be accessed by dialing (800) 289-0493 Domestic, or (913) 981-5510 International. A replay of the call will be available through October 26, 2004 by dialing (888) 203-1112 or (719) 457-0820 and using confirmation code 806835. The call will be simultaneously broadcast via the Internet. Individuals who wish to access the conference call should go to www.gramercycapitalcorp.com to log onto the call or to listen to a replay following the call. Gramercy Capital Corp. is an externally-managed real estate investment trust offering full-service financing solutions for owners of commercial real estate throughout the United States.

Disclaimer

Non-GAAP Financial Measures

During the October 19, 2004 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit our website at www.gramercycapitalcorp.com or contact Investor Relations at 212-594-2700.

Selected Financial Data

Gramercy Capital Corp.

Condensed Statement of Operations

(Unaudited, and amounts in thousands, except per share data)

	For the Three Months Ended September 30,	For the Period April 12, 2004 (formation) through September 30,
	2004	2004

Revenues
Investment income	$1,227	$1,227
Other income	245	245
Total revenues	1,472	1,472

Expenses
Interest expense	63	63
Management fees	786	786
Depreciation and amortization	5	5
Marketing, general and administrative	332	332
Total expenses	1,186	1,186

Income from continuing operations	286	286

GKK formation costs	275	275

Net income available to common shareholders	$11	$11

Basic earnings per share:
Net income available to common shareholders	$0.00	$0.00
Diluted earnings per share:
Net income available to common shareholders	$0.00	$0.00

Basic weighted average common shares outstanding	13,313	13,313
Diluted weighted average common shares and common share equivalents outstanding	13,321	13,321

Gramercy Capital Corp.

Condensed Balance Sheets

(Dollars in thousands, except per share data)

	September 30,
	2004 (unaudited)	April 12, 2004

Assets:
Cash and cash equivalents	$50,401	$200
Loans and other lending investments, net	122,330	—-
Accrued interest	695	—-
Deferred costs	1,493	—-
Other assets	516	—-
Total assets	$175,435	$200

Liabilities and Stockholders’ Equity:
Derivative instruments at fair value	$24	$—-
Accounts payable and accrued expenses	1,960	—-
Total liabilities	1,984

Commitments and contingencies	—-	—-

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—-	—-
Common stock, par value $0.001, 100,000,000 shares authorized 13,312,500 and 500,000 shares issued and outstanding at September 30, 2004 and April 12, 2004, respectively	13	1
Additional paid in capital	175,929	199
Deferred compensation plans	(2,502)	—-
Retained earnings	11	—-
Total stockholders’ equity	173,451	200

Total liabilities and stockholders’ equity	$175,435	$200